Exhibit 99.1

Contact: Larry Hueth, President, Chief Executive Officer and Director Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE SECOND FISCAL QUARTER OF 2016

PORT ANGELES, WA (January 28, 2016) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the second fiscal quarter ended December 31, 2015. On January 29, 2015, the Company completed its stock offering in connection with the Bank's conversion from the mutual to stock form of organization. Accordingly, the results prior to that time relate solely to the operations of the Bank. The Company reported net income of $713,000, or $0.06 per share, for the quarter ended December 31, 2015, a decrease of $515,000, or 41.9%, compared to net income of $1.2 million for the prior quarter ended September 30, 2015, and a decrease of $169,000, or 19.2%, compared to net income of $882,000 for the quarter ended December 31, 2014. The decrease from the prior quarter was primarily due to a Federal Home Loan Bank ("FHLB") prepayment penalty of $779,000, a $435,000 increase in compensation and benefits expense, and a decrease of $307,000 in gain on sale of real estate owned, offsetting increases in net interest income of $463,000 and net gain on sale of investment securities of $856,000. We experienced increases in compensation and benefits as we added key personnel, including staffing in support of our market expansion in Whatcom County. The decrease in net income compared to the prior year quarter end December 31, 2014 similarly resulted primarily from increased noninterest expense, including expenditures related to being a public company. Net income for the six months ended December 31, 2015 was $1.9 million compared to net income of $1.7 million for the comparable period in 2014.

Commenting on the second fiscal quarter, Larry Hueth, President and Chief Executive Officer of the Company, said, “We are pleased with the improvements in loan and deposit growth that were achieved during the second quarter and the continued improvement in our net interest margin, which increased to 2.94% from 2.76% for the quarter ended September 30, 2015. Our net interest margins improved as a result of an increase in net loans receivable of $29.8 million, an increase in relatively low cost deposits, and paying down $19.9 million of long-term FHLB advances. We offset the FHLB prepayment penalty by selling investment and mortgage-backed securities at a gain. Our deposit growth of $18.2 million during the quarter includes $5.2 million from our newest full-service branch located in Bellingham, Washington, which opened in November 2015.  Our commitments for construction loans increased $7.2 million, or 16.9%, during the quarter to $49.8 million at December 31, 2015. We also have implemented a new automobile dealer lending platform during the quarter, which is expected to generate more indirect auto loans by increasing the availability of our product offerings through dealerships in our existing and expanded market areas."

Second Quarter highlights (at or for the quarter ended December 31, 2015)

•
Net income decreased $515,000, or 41.9%, compared to the prior quarter primarily due to an increase in noninterest expense related to compensation and benefits and approximately $307,000 decline in net gain on sale of real estate owned and repossessed assets compared to the prior quarter;

•	Net interest income increased $463,000, or 7.4%, compared to the prior quarter, primarily due to increased interest and fees on loans receivable and interest on mortgage-backed and related securities;
•	The Bank sold investment and mortgage-backed securities at a gain of $856,000 in order to offset the prepayment penalty on long-term FHLB advances of $779,000;
•
Net loans, excluding loans held for sale, increased $29.8 million during the quarter, primarily due to purchases and originations of one- to four-family residential loans, originations of commercial real estate loans, and the funding of construction loans;

•	Borrowings decreased $14.8 million, or 16.4%, as a result of prepayment of higher cost long-term advances partially offset by increases in lower cost short-term, overnight borrowings from the FHLB;
•	Deposits increased $18.2 million, or 2.7%, due to promotional activities in new markets and ongoing business development activities in existing markets; and
•	The repurchase of 1,048,029 shares, or 8% of total shares outstanding, for the Employee Stock Ownership Plan ("ESOP") was completed.

Balance Sheet Review

During the quarter ended December 31, 2015, total assets remained relatively stable with a small decrease of $329,000 to $957.8 million from $958.1 million at September 30, 2015. Year over year, total assets increased $33.7 million, or 3.6%, from $924.2 million at December 31, 2014. Net loans, excluding loans held for sale, increased $29.8 million, or 6.0%, during the quarter to $527.1 million at December 31, 2015, and increased $33.6 million, or 6.8%, compared to the same period in the prior year, primarily due to new loan originations. Investment securities and mortgage-backed securities decreased $14.1 million, or 3.7% during the quarter to $364.0 million at December 31, 2015, primarily due to prepayments on investment securities. Investment securities and mortgage-backed securities increased $121.8 million, or 50.3%, from the prior year as a result of the deployment of capital raised in our initial public offering. Deposits increased $18.2 million, or 2.7%, during the quarter to $685.1 million at December 31, 2015, as we continue to develop commercial and consumer deposit relationships in Silverdale and Bellingham, Washington, as well as within our Clallam and Jefferson County, Washington locations. Deposits decreased $55.7 million, or 7.5%, compared to $740.8 million for the same period in the prior year, primarily due to the reduction in deposits from stock subscriptions held at December 31, 2014 in anticipation of the completion of our initial public offering on January 29, 2015.

The increase of $29.8 million in net loans, excluding loans held for sale, during the three months ended December 31, 2015, was mainly attributable to an increase in one- to four-family residential loans of $17.4 million, or 6.7%, to $275.7 million at December 31, 2015, the result of new loan originations and purchased loan pools of $13.0 million, outpacing prepayment activity. In addition, multi-family loans increased $9.5 million, or 27.4%, to $44.1 million, and construction and land loans increased $4.4 million, or 20.0%, to $26.6 million, during the quarter. These increases were offset by decreases in commercial real estate loans of $1.1 million, or 0.8%, to $130.4 million; home equity loans of $136,000, or 0.4%, to $35.3 million; commercial business loans of $235,000, or 1.7%, to $13.6 million; and other consumer loans of $106,000, or 1.4%, to $7.7 million during the quarter ended December 31, 2015. There were $37.1 million in undisbursed construction loan commitments at December 31, 2015, of which $4.9 million consisted mainly of custom one- to four-family residential construction; $22.5 million was committed to multi-family construction, primarily located in Snohomish, Pierce, and King Counties; $6.8 million was committed to a hotel construction project in Franklin County; and $2.8 million was committed to one- to four-family speculative construction primarily in Thurston County. Compared to the same period in the prior year, net loans, excluding loans held for sale, increased $33.6 million, or 6.8%, mainly attributable to an increase in one- to four-family residential loans of $28.0 million, which resulted from a combination of origination and retention of most one- to four-family residential loans supplemented with bulk loan purchases during the past year.  Multi-family and construction and land loans increased $6.9 million and $7.0 million, respectively, over the last year. We continue to focus on increasing our loan balances as a percentage of earning assets.

During the quarter ended December 31, 2015, the total securities portfolio decreased $14.1 million to $364.0 million, mainly due to prepayment activity. Mortgage-backed securities represented the largest portion of the investment portfolio and were $251.0 million at December 31, 2015, an increase during the quarter of $11.0 million, or 4.6%, from $240.0 million at September 30, 2015. Other investment securities, including municipal bonds, were $113.1 million at December 31, 2015, a decrease of $25.0 million, or 18.1%, from $138.1 million at September 30, 2015. During the quarter, $73.5 million of available for sale securities, consisting mainly of variable-rate small business association (SBA) and adjustable rate U.S. government agency issued mortgage-backed securities ("MBS agency"), were sold, taking advantage of market conditions which allowed us to realize a net gain on sale. The cash received from the sale, $74.4 million, was reinvested into a combination of fixed-rate MBS agency securities and fixed and variable rate corporate issued mortgage-backed securities ("MBS corporate"). The MBS corporate securities are secured by residential or commercial real estate. This transaction was executed in order to improve our net interest margin by using the gain on sale of investments to offset the expense of prepayment penalties associated with the early repayment of $19.9 million of long-term FHLB advances. Total investments increased $121.9 million, or 50.3%, compared to December 31, 2014, which included a $26.2 million increase in investment securities and a $95.7 million increase in mortgage-backed securities, primarily due to the investment of proceeds from our initial stock offering.

 During the quarter ended December 31, 2015, total liabilities increased $2.6 million, or 0.3%, to $768.4 million at December 31, 2015 from $765.9 million at September 30, 2015. The increase was primarily the result of deposit account balances increasing $18.2 million, or 2.7%, to $685.1 million at December 31, 2015, from $666.9 million at September 30, 2015. Deposit account balance increases were primarily in transaction and savings account deposit balances which increased $17.9 million, or 3.4%, to $538.8 million at December 31, 2015 from $520.9 million at September 30, 2015. Deposit account increases were primarily the result of business and consumer development efforts with new and existing customers.

During the quarter ended December 31, 2015, borrowings decreased $14.7 million to $75.2 million at December 31, 2015 from $89.9 million at September 30, 2015. During the quarter, $19.9 million of long-term FHLB advances were repaid and replaced mainly through deposit growth and short-term advances of $5.2 million from the FHLB.

Total liabilities decreased $72.7 million, or 8.6%, over the last year. The decrease is attributed to a decline in deposit account balances of $55.7 million, primarily related to a reduction in deposits held as subscriptions for the purchase of stock in our initial public offering and the prepayment of FHLB advances during the current quarter.

Total equity decreased $2.9 million, or 1.5%, from $192.3 million at September 30, 2015 to $189.4 million at December 31, 2015. The decrease during the quarter resulted from a $2.9 million decrease in accumulated other comprehensive income (loss) related to unrealized changes in market values and the realized gain on the sale of available for sale securities noted above. This was combined with a $705,000 increase in the balance of unearned ESOP shares as the remainder of shares were purchased during the quarter. These decreases were partially offset by net income of $713,000.

Capital Ratios and Credit Quality

As of December 31, 2015, the Bank was well capitalized under the minimum capital requirements established by the FDIC, with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 14.2%, 22.6%, 22.6%, and 23.9%, respectively. Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 14.3%, 23.4%, 23.4%, and 24.7%, respectively, at September 30, 2015.

Asset quality continued to improve during the quarter ended December 31, 2015. Nonperforming loans decreased $1.5 million, real estate owned and repossessed assets decreased $405,000, classified loans decreased $1.6 million, and our allowance for loan losses decreased as a percentage of total loans from 1.4% at September 30, 2015 to 1.3% at December 31, 2015 due primarily to the increase in net loans receivable. Also showing improvement was the allowance for loan losses as a percentage of nonperforming loans, which increased from 186.5% at September 30, 2015, to 309.4% at December 31, 2015.

Operating Results
    Net interest income increased $463,000, or 7.4%, to $6.8 million for the quarter ended December 31, 2015, from $6.3 million for the prior quarter ended September 30, 2015, and increased $1.2 million, or 20.7%, from $5.6 million at December 31, 2014. There was no provisioning for loan losses during the quarters ended December 31, 2015, September 30, 2015, or December 31, 2014, as a result of improved credit quality measures during these periods. Total interest income increased $417,000, or 5.5%, to $7.9 million for the three months ended December 31, 2015 from $7.5 million for the three months ended September 30, 2015, and increased $1.2 million, or 18.2%, from $6.7 million for the three months ended December 31, 2014. The increase in interest income for the quarter ended December 31, 2015, compared to the previous quarter and the same quarter last year, was primarily related to increases in the average balance and interest earned on loans and investment securities.

Total interest expense remained virtually unchanged at $1.2 million for the quarters ended December 31, 2015 and September 30, 2015. Total interest expense increased $65,000, or 5.8%, compared to $1.1 million for the quarter ended December 31, 2014, as the result of higher average deposit balances and an increase in the average rate paid on money market and certificates of deposit, partially offset by the reduced cost of FHLB advances.

The net interest margin increased 18 basis points to 2.94% for the quarter ended December 31, 2015 compared to 2.76% for the prior quarter ended September 30, 2015, and increased seven basis points from 2.87% for the same period in 2014. Net interest margin increased for the quarter ended December 31, 2015 compared to the prior quarter and the same period in 2014 primarily due to an increase in the average balance of total loans receivable earning higher yields compared to cash and investment alternatives, as well as an increase in the average yield of investment securities. Reduced borrowing costs related to the prepayment of FHLB advances also contributed to improved margins during the quarter ended December 31, 2015.

Noninterest income was $1.9 million for the quarter ended December 31, 2015, an increase of $615,000, or 48.7%, compared to the prior quarter ended September 30, 2015, and an increase of $899,000, or 91.8%, compared to the same quarter in 2014, due primarily to a gain on sale of investment securities of $856,000.

Noninterest expense increased $1.8 million, or 29.9%, to $7.7 million for the quarter ended December 31, 2015, compared to $5.9 million for the quarter ended September 30, 2015, primarily due to a prepayment penalty of $779,000 incurred as a result of early repayment of $19.9 million of FHLB advances and a $435,000 increase in compensation and benefits expense, primarily due to the addition of personnel in loan production and support of new markets, including staffing of our newest branch in Bellingham, Washington. There was also a gain on sale of real estate owned of $352,000 in the prior quarter ended September 30, 2015 that reduced expenses related to real estate owned and repossessed assets which was not present in the most recent quarter. Occupancy and equipment expenses increased during the quarter, including expenses related to the opening of our Bellingham, Washington branch. Noninterest expense increased $2.2 million, or 41.2%, for the quarter ended December 31, 2015 compared to $5.4 million for the same period in 2014. The increase was primarily due to the FHLB prepayment penalty and an increase of $659,000 in compensation and benefits as a result of certain market rate and merit increase adjustments for employees and management, additions to management and staff needed to facilitate our growing operations and service new market areas, and increased employee benefits expenses, including expenses related to the ESOP. We have also incurred additional noninterest expenses during the most recent quarter compared to the same period last year relating to doing business as a public company, including an increase in professional fees of $311,000.

About the Company

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, one in Kitsap County, and a full-service branch which opened during the quarter ended December 31, 2015, in Bellingham, Washington located in Whatcom County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data) (Unaudited)

				Three	One
	December 31,	September 30,	December 31,	Month	Year
Assets	2015	2015	2014	Change	Change

Cash and due from banks	$14,158	$10,171	$11,867	39.2%	19.3%
Interest-bearing deposits in banks	9,502	28,402	127,416	(66.5)	(92.5)
Investment securities available for sale, at fair value	305,131	318,180	192,303	(4.1)	58.7
Investment securities held to maturity, at amortized cost	58,872	59,873	49,854	(1.7)	18.1
Loans held for sale	—	68	—	(100.0)	n/a
Loans receivable (net of allowance for loan losses of $6,974, $7,076 and $7,666)	527,144	497,324	493,536	6.0	6.8
Federal Home Loan Bank (FHLB) stock, at cost	4,197	4,797	9,843	(12.5)	(57.4)
Accrued interest receivable	2,868	2,664	2,218	7.7	29.3
Premises and equipment, net	13,563	12,773	12,073	6.2	12.3
Mortgage servicing rights, net	1,055	1,122	1,139	(6.0)	(7.4)
Bank-owned life insurance, net	18,190	18,207	18,089	(0.1)	0.6
Real estate owned and repossessed assets	158	563	2,026	(71.9)	(92.2)
Prepaid expenses and other assets	2,964	3,987	3,787	(25.7)	(21.7)

Total assets	$957,802	$958,131	$924,151	—%	3.6%

Liabilities and Stockholders' Equity

Deposits	$685,093	$666,943	$740,824	2.7%	(7.5)%
Borrowings	75,154	89,924	90,033	(16.4)	(16.5)
Deferred tax liability, net	—	—	1,256	100.0	(100.0)
Accrued interest payable	210	243	264	(13.6)	(20.5)
Accrued expenses and other liabilities	6,943	7,233	7,955	(4.0)	(12.7)
Advances from borrowers for taxes and insurance	1,027	1,530	810	(32.9)	26.8

Total liabilities	768,427	765,873	841,142	0.3	(8.6)

Stockholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 13,100,360 shares at December 31, 2015 and September 30, 2015, and none at December 31, 2014	131	131	—	—	100.0
Additional paid-in capital	126,810	126,808	—	—	100.0
Retained earnings	76,514	75,801	81,394	0.9	(6.0)
Accumulated other comprehensive income (loss), net of tax	(1,551)	1,342	1,615	(215.6)	(196.0)
Unearned employee stock ownership plan (ESOP) shares	(12,529)	(11,824)	—	6.0	100.0

Total stockholders' equity	189,375	192,258	83,009	(1.5)	128.1

Total liabilities and stockholders' equity	$957,802	$958,131	$924,151	—%	3.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	December 31,	September 30,	December 31,	Month	Year
	2015	2015	2014	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$5,766	$5,502	$5,606	4.8%	2.9%
Interest on mortgage-backed and related securities	1,351	1,202	757	12.4	78.5
Interest on investment securities	776	789	330	(1.6)	135.2
Interest-bearing deposits and other	14	20	22	(30.0)	(36.4)
FHLB dividends	34	11	2	209.1	1,600.0
Total interest income	7,941	7,524	6,717	5.5	18.2

INTEREST EXPENSE
Deposits	510	501	382	1.8	33.5
Borrowings	671	726	734	(7.6)	(8.6)
Total interest expense	1,181	1,227	1,116	(3.7)	5.8

Net interest income	6,760	6,297	5,601	7.4	20.7

PROVISION FOR LOAN LOSSES	—	—	—	n/a	n/a

Net interest income after provision for loan losses	6,760	6,297	5,601	7.4	20.7

NONINTEREST INCOME
Loan and deposit service fees	882	929	824	(5.1)	7.0
Mortgage servicing fees, net of amortization	57	58	60	(1.7)	(5.0)
Net gain on sale of loans	26	42	41	(38.1)	(36.6)
Net gain on sale of investment securities	856	—	—	100.0	100.0
(Decrease) increase in cash surrender value of bank-owned life insurance	(17)	39	(16)	(143.6)	6.3
Other income	74	195	70	(62.1)	5.7
Total noninterest income	1,878	1,263	979	48.7	91.8

NONINTEREST EXPENSE
Compensation and benefits	3,708	3,273	3,049	13.3	21.6
Real estate owned and repossessed assets (income) expenses, net	(35)	(342)	(146)	(89.8)	(76.0)
Data processing	653	655	622	(0.3)	5.0
Occupancy and equipment	908	813	768	11.7	18.2
Supplies, postage, and telephone	200	139	171	43.9	17.0
Regulatory assessments and state taxes	183	94	78	94.7	134.6
Advertising	252	189	144	33.3	75.0
Professional fees	439	460	128	(4.6)	243.0
FDIC insurance premium	99	124	131	(20.2)	(24.4)
FHLB prepayment penalty	779	—	—	100.0	100.0
Other	497	510	497	(2.5)	—
Total noninterest expense	7,683	5,915	5,442	29.9	41.2

INCOME BEFORE PROVISION FOR INCOME TAXES	955	1,645	1,138	(41.9)	(16.1)

PROVISION FOR INCOME TAXES	242	417	256	(42.0)	(5.5)

NET INCOME	$713	$1,228	$882	(41.9)%	(19.2)%

Basic and diluted earnings per share	$0.06	$0.10	n/a (1)	(40.0)%	n/a

(1) Not applicable as no shares were outstanding during this period.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended December 31,		Percent
	2015	2014	Change
INTEREST INCOME
Interest and fees on loans receivable	$11,268	$11,135	1.2%
Interest on mortgage-backed and related securities	2,553	1,533	66.5
Interest on investment securities	1,565	647	141.9
Interest-bearing deposits and other	34	27	25.9
FHLB dividends	45	5	800.0
Total interest income	15,465	13,347	15.9

INTEREST EXPENSE
Deposits	1,011	753	34.3
Borrowings	1,397	1,470	(5.0)
Total interest expense	2,408	2,223	8.3

Net interest income	13,057	11,124	17.4

PROVISION FOR LOAN LOSSES	—	—	n/a

Net interest income after provision for loan losses	13,057	11,124	17.4

NONINTEREST INCOME
Loan and deposit service fees	1,811	1,659	9.2
Mortgage servicing fees, net of amortization	115	133	(13.5)
Net gain on sale of loans	68	138	(50.7)
Net gain on sale of investment securities	856	—	100.0
Increase in cash surrender value of bank-owned life insurance	22	23	(4.3)
Other income	269	168	60.1
Total noninterest income	3,141	2,121	48.1

NONINTEREST EXPENSE
Compensation and benefits	6,981	6,089	14.6
Real estate owned and repossessed assets (income) expenses, net	(377)	(62)	508.1
Data processing	1,308	1,232	6.2
Occupancy and equipment	1,721	1,562	10.2
Supplies, postage, and telephone	339	331	2.4
Regulatory assessments and state taxes	277	163	69.9
Advertising	441	272	62.1
Professional fees	899	297	202.7
FDIC insurance premium	223	267	(16.5)
FHLB prepayment penalty	779	—	100.0
Other	1,007	808	24.6
Total noninterest expense	13,598	10,959	24.1

INCOME BEFORE PROVISION FOR INCOME TAXES	2,600	2,286	13.7

PROVISION FOR INCOME TAXES	659	555	18.7

NET INCOME	$1,941	$1,731	12.1%

Basic and diluted earnings per share	$0.16	n/a (1)	n/a

(1) Not applicable as no shares were outstanding during this period.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended (unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Performance ratios: (1)
Return on average assets	0.30%	0.52%	0.32%	(3.22)%	0.43%
Return on average equity	1.49	2.56	1.58	(18.73)	4.25
Average interest rate spread	2.73	2.54	2.50	2.39	2.76
Net interest margin (2)	2.94	2.76	2.69	2.54	2.87
Efficiency ratio (3)	88.9	78.2	86.2	224.5	82.7
Average interest-earning assets to average interest-bearing liabilities	141.1	139.3	136.2	130.6	119.9

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.3%	0.5%	0.7%	0.7%	0.7%
Nonperforming loans to total gross loans (5)	0.4	0.8	1.0	0.9	0.8
Allowance for loan losses to nonperforming loans (5)	309.4	186.5	145.6	165.2	185.6
Allowance for loan losses to gross loans receivable	1.3	1.4	1.4	1.5	1.5
Net charge-offs to average outstanding loans	—	—	0.2	0.1	0.1

Capital ratios:
Equity to total assets at end of period	19.8%	20.1%	20.4%	20.5%	9.0%
Average equity to average assets	20.0	20.1	20.5	17.2	10.3

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.